UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VITACOST.COM, INC.

(Name of Registrant as Specified in its Charter)

GREAT HILL INVESTORS, LLC

GREAT HILL EQUITY PARTNERS III, L.P.

GREAT HILL EQUITY PARTNERS IV, L.P.

CHRISTOPHER S. GAFFNEY

MICHAEL A. KUMIN

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Great Hill’s Consent Solicitation Succeeds at Vitacost.com

– Great Hill’s Four Nominees Elected to Vitacost’s Board –

Boston, MA, July 15, 2010 – Great Hill Equity Partners IV, L.P. and certain of its affiliates (“Great Hill”) today announced that it has received and delivered to Vitacost.com, Inc. (Nasdaq: VITC) (“Vitacost”) and its registered agent written consents from more than the requisite majority of the outstanding shares of common stock of Vitacost necessary to adopt all three of its proposals in its pending consent solicitation.

As a result, following certification of the consents, which is expected to occur promptly, Eran Ezra, Stewart L. Gitler, David N. Ilfeld and Lawrence A. Pabst will be removed as directors of Vitacost and Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel will be elected to Vitacost’s board.

“I want to thank Vitacost’s stockholders for the confidence that they have expressed in the Great Hill nominees,” said Michael A. Kumin. “With the holders of more than a majority of Vitacost’s outstanding common stock consenting to our proposals, stockholders have sent a clear message that the time to improve Vitacost is now. We are committed to bringing better oversight to Vitacost’s operations.”

Christopher S. Gaffney stated, “As Vitacost’s largest stockholder, Great Hill believes that Vitacost’s prospects are bright and we’re supportive of its ongoing efforts to grow its business. Now that the board has been reconstituted, we are confident that Vitacost’s board will have the experience that it needs.”

Under Delaware law, the consent proposals were adopted when valid and unrevoked consents representing a majority of the outstanding shares of common stock were delivered to Vitacost.

Although Great Hill has delivered what it believes to be sufficient consents for its proposals to be adopted, stockholders may continue to submit their WHITE consent cards until the consent solicitation expires or the results of the consent solicitation are certified by the independent inspectors of election.

About Great Hill Partners

Great Hill Partners is an investment firm that manages over $2.7 billion in capital and focuses on investing in growth companies operating in the business and consumer services, media, transaction processing and software industries. Great Hill Equity Partners IV, L.P. and its affiliates target equity investments of $50 million to $150 million. For more information, please visit the Great Hill Partners web site at www.greathillpartners.com.

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Great Hill Media Contact: David Lilly and Andrea Calise Kekst and Company 212-521-4800	Great Hill Solicitor: Dan Burch and Charlie Koons MacKenzie Partners, Inc. 212-929-5500 800-322-2885